Exhibit 3.109

ARTICLES OF ORGANIZATION

State of Maryland

Department of Assessments and Taxation

Filed: March 15, 2006

The undersigned, with the intention of creating a Maryland Limited Liability Company files the following Articles of Organization:

1. The name of the Limited Liability Company is: Burlington Coat Factory of Maryland, LLC

2. The purpose for which the Limited Liability Company Is filed is as follows: To engage in any lawful act or activity for which a limited liability company may be organized under the Maryland Limited Liability Company Act.

3. The address of the Limited Liability Company in Maryland is 3200 Donnell Drive, Forestville, Maryland 20747

4. The resident agent of the Limited Liability Company in Maryland is CSC-Lawyers Incorporating Service Company whose address is 11 East Chase Street, Baltimore, MD 21202

5. /s/ Cindy Rashed Reilly

Authorized Person

6. CSC-Lawyers Incorporating Service Company

By: /s/ Jacqueline N Casper

Registered Agent

CUST ID:0001753462

WORK ORDER:0001196500

DATE: 03-13-2006 12:09 PM

STATE OF MARYLAND

I Hereby certify that this is a true and complete copy of the 2 page document on file in this office. DATE: 3-15-06.

STATE DEPARTMENT OF ASSESSMENTS AND TAXATION BY:

/s/ Rosalind Austin, Custodian